Agreement with Domenico Cecere

Owens Corning agreed to provide Domenico Cecere, upon his employment with Owens Corning in 1993, a supplemental pension benefit, under Owens Corning's pension plan formula in existence on his employment date, determined as if he had earned two additional years of credited service for each year employed until age 55. Mr. Cecere was age 44 on his employment date with Owens Corning.